As filed with the Securities and Exchange Commission on November 27, 2007

Registration No. 333-145526

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TITAN MACHINERY INC.

(Exact name of registrant as specified in its charter)

North Dakota	5080	45-0357838
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4876 Rocking Horse Circle
Fargo, ND 58104-6049
(701) 356-0130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Meyer
Chairman and Chief Executive Officer
Titan Machinery Inc.
4876 Rocking Horse Circle
Fargo, ND 58104-6049
(701) 356-0130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Melodie R. Rose	W. Morgan Burns
Alexander Rosenstein	Jonathan R. Zimmerman
Fredrikson & Byron, P.A.	Faegre & Benson LLP
200 South Sixth Street	2200 Wells Fargo Center
Suite 4000	90 South Seventh Street
Minneapolis, MN 55402-1425	Minneapolis, MN 55402-1425
(612) 492-7000	(612) 766-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, par value $0.00001 per share	$57,902,500	$1,778

(1)             In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)             Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)             Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 of Titan Machinery Inc. is filed solely for the purpose of filing Exhibits 3.1, 3.2, 4.2, 4.3, 4.4, 4.5, 5.1, 10.2, 10.3, 10.25, 10.26, 10.27, 10.28, 10.29, 10.30, 10.31, 10.32, 10.33, 10.34, and 10.35, thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq Global Market listing fee.

Amount
SEC registration fee	$1,778
FINRA fee	$6,290
Nasdaq Global Market listing fee	$100,000
Blue sky fees and expenses	$1,000
Legal fees and expenses	$400,000
Accounting fees and expenses	$60,000
Printing expenses	$200,000
Transfer agent and registrar fees and expenses	$20,000
Miscellaneous	$210,932
Total	$1,000,000

Item 14.                 Indemnification of Directors and Officers.

We intend to reincorporate under Delaware law prior to consummation of this offering. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Our bylaws, which will become effective upon the closing of this offering, provide that we will indemnify and advance expenses to our directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law, subject to certain procedural and other requirements set forth in the bylaws; provided, however, that in the event the corporation enters into an indemnification agreement with such directors or officers, such agreement controls. Our bylaws also permit us to carry insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We intend to obtain a directors’ and officers’ liability insurance policy prior to the closing of this offering.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•       breach of a director’s duty of loyalty to the corporation or its stockholders;

•       act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•       unlawful payment of dividends or redemption of shares; or

•       transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation. Our bylaws, which will become effective upon the closing of this offering, permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We intend to obtain a directors’ and officers’ liability insurance policy prior to the closing of this offering.

As permitted by the Delaware General Corporation Law, we intend to enter into indemnity agreements with each of our directors and officers that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director or officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director or officer in any such capacity. We intend to indemnify directors and officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors and officers, and for any expenses actually and reasonably incurred by such directors and officers in connection with such action, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and officers expenses (including attorney’s fees) incurred by such directors or officers in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors or officers requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors or officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director or officer seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Prior to the closing of this offering we plan to enter into an underwriting agreement, which will provide that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities.

Item 15.                 Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we issued the securities described below that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). None of the transactions involved any underwriters, underwriting discounts, or commissions or any public offering, and we believe each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 based on the limited number of offerees in any such offering, representations and warranties made by such offerees in the particular transactions, or the identity of such offerees as either accredited investors or our executive officers.

1.     On April 15, 2005, we completed the sale of $1.8 million in subordinated convertible debentures, along with a warrant for the purchase of 115,650 shares of common stock, to a single accredited investor, Titan Income Holdings, LLLP. The proceeds from this offering were used for working capital and general corporate purposes, including acquisitions. No other offerings were integrated with this offering.

2.     In November 2005, we completed the sale of a $3,000,000 subordinated convertible note to a single accredited investor, CNH Capital America, LLC. The aggregate amount raised in the offering was $3,000,000. The proceeds from this offering were used for an acquisition.

3.     In January 2006, we issued a warrant for the purchase of 160,625 shares of common stock to CNH Capital America, LLC, an accredited investor, in connection with a lending arrangement pursuant to which CNH Capital provided a line of credit in the aggregate amount of $7,500,000 and we received $50 in cash consideration. The proceeds from the lending arrangement were used for working capital and general corporate purposes including acquisitions.

4.     On March 24, 2006, we issued a warrant for the purchase of 80,313 shares of common stock to CNH Capital America, LLC, an accredited investor, in connection with a draw under the $7,500,000 loan facility with CNH Capital.

5.     On April 1, 2006 and October 18, 2006, we issued options to purchase an aggregate of 95,000 shares of common stock to four employees, and on March 17, 2006 and August 1, 2006, we issued an aggregate of 15,388 shares of restricted stock to two employees. These options were issued pursuant to Rule 701.

6.     On August 1, 2007, we issued an aggregate of 323,533 shares of Series D Preferred Stock to individuals affiliated with Red Power International, Inc., each of whom is an accredited investor, in connection with our acquisition of Red Power’s Case IH and New Holland dealership in Crookston, Minnesota.

7.     Effective prior to the closing of the offering contemplated by this registration statement, we intend to issue an aggregate of 1,641,981 shares of common stock to David Meyer, Adam Smith Growth Partners, David Christianson, Adam Smith Activist Fund, Earl Christianson and C.I. Farm Power in exchange for the cancellation of $3,350,000 in principal amount of convertible subordinated debentures that bear interest at 9% or 10% per annum.  We will receive no proceeds in connection with this exchange. Each of these debenture holders is an accredited investor.

8.     On August 1, 2007, we issued 1,914 shares of restricted stock to one employee. These restricted shares were issued pursuant to Rule 701.

Item 16.                 Exhibits and Financial Statement Schedules.

(a)   Exhibits

The exhibits filed with this registration statement are set forth on the Exhibit Index filed as part of this registration statement on page II-6.

Item 17.                 Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota on this 27th day of November, 2007.

TITAN MACHINERY INC.
By:	/s/ DAVID J. MEYER
David J. Meyer
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

In accordance with the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signature	Title	Date
/s/ DAVID J. MEYER	Chairman of the Board and Chief Executive Officer	November 27, 2007
David J. Meyer	(principal executive officer)
*	President, Chief Financial Officer and Director	November 27, 2007
Peter Christianson	(principal financial and accounting officer)
*	Director	November 27, 2007
Gordon Paul Anderson
*	Director	November 27, 2007
John Bode
*	Director	November 27, 2007
Tony Christianson
*	Director	November 27, 2007
James Irwin
*	Director	November 27, 2007
James Williams
*	/s/ DAVID J. MEYER
By:	David J. Meyer Attorney-in-fact

TITAN MACHINERY INC.
REGISTRATION STATEMENT ON FORM S-1
EXHIBIT INDEX

No.	Description
1.1***	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of the registrant to be effective immediately prior to the closing of the offering.
3.2	Bylaws of the registrant to be effective immediately prior to the closing of the offering.
4.1*	Specimen Certificate representing shares of common stock of Titan Machinery Inc.
4.2	Common Stock Purchase Warrant, dated April 7, 2003, in favor of Cherry Tree Securities, LLC.
4.3	Common Stock Purchase Warrant, dated August 1, 2004, in favor of Cherry Tree Securities, LLC.
4.4	Common Stock Purchase Warrant, dated April 15, 2005, in favor of Titan Income Holdings, LLLP.
4.5	Common Stock Purchase Warrant, dated February 15, 2005, in favor of Titan Income Holdings, LLLP.
5.1	Opinion of Fredrikson & Byron, P.A.
10.1***	2005 Equity Incentive Plan.**
10.2	Employment Agreement, dated November 14, 2007, between David Meyer and the registrant.**
10.3	Employment Agreement, dated November 14, 2007, between Peter Christianson and the registrant.**
10.4*	Non-employee Director Compensation Policy.**
10.5***	Agricultural Equipment Sales & Service Agreement, dated December 31, 2002, between Case, LLC and the registrant.
10.6***	Construction Equipment Sales & Service Agreement, dated effective April 8, 2003, between Case, LLC and the registrant.
10.7***	Dealer Agreement, dated April 14, 2003, between New Holland North America, Inc. and the registrant, as amended December 27, 2005 and December 9, 2006.
10.8***	Construction Equipment Sales & Service Agreement, dated effective June 15, 2006, between CNH America, LLC and the registrant.
10.9***	Dealer Agreement, effective February 20, 2007, between CNH America LLC and the registrant.
10.10***	Dealer Agreement, dated effective June 22, 2006, between CNH America LLC and the registrant.
10.11***	Dealer Agreement, dated April 1, 2006, between CNH America and the registrant.
10.12***	Dealer Agreement, dated April 1, 2005, between CNH America LLC and the registrant.
10.13***	Dealer Agreement, dated effective January 1, 2000, between New Holland North America, Inc. and the registrant.
10.14***	Dealer Security Agreements between New Holland North America, Inc. and the registrant.
10.15***	Dealer Security Agreements between CNH America LLC and the registrant.
10.16***	Lease by and between Rocking Horse Farm, LLC and the registrant, dated August 2, 2004, and Addendum No. 1 thereto dated September 13, 2005.
10.17***	Wholesale Floor Plan Credit Facility and Security Agreement, dated as of February 21, 2006, between CNH Capital America LLC and the registrant.

10.18***

Agreement for Wholesale Financing, dated June 29, 2004, between GE Commercial Distribution Finance Corporation and the registrant (and amendments dated January 24, 2007, November 7, 2005, June 29, 2004).

10.19***	Loan Agreement, dated August 7, 2007, between Bremer Bank, N.A. and the registrant.
10.20***	Shareholder Rights Agreement, dated April 7, 2003, by and between the registrant and the individuals listed on Schedule A.
10.21***	Amendment No. 1 to Shareholder Rights Agreement, dated January 31, 2006, by and between the registrant and the individuals listed on Schedule A.
10.22***	Form of Incentive Stock Option Agreement under the 2005 Equity Incentive Plan.
10.23***	Form of Non-Qualified Stock Option Agreement under the 2005 Equity Incentive Plan.
10.24***	Form of Restricted Stock Agreement under the 2005 Equity Incentive Plan.
10.25	Amended and Restated Wholesale Floorplan Credit Facility and Security Agreement, dated November 13, 2007, between CNH Capital America LLC and the registrant.
10.26	Consent and Agreement, dated November 13, 2007, between CNH Capital America LLC and the registrant.
10.27	Amendment to Case IH Agricultural Equipment Sales and Service Agreement, dated November 14, 2007, between CNH America LLC and Red Power International, Inc.
10.28	Amendment to Case IH Agricultural Equipment Sales and Service Agreements, dated November 14, 2007, between CNH America LLC and the registrant.
10.29	Amendment to Case Construction Equipment Sales and Service Agreements, dated November 14, 2007, between CNH America LLC and the registrant.
10.30	Amendment to Kobelco Construction Machinery America LLC Dealer Agreement, dated November 14, 2007, between Kobelco Construction Machinery America LLC and the registrant.
10.31	Amendment to CNH America LLC Dealer Agreement for New Holland Construction Products, dated November 14, 2007, between CNH America LLC and the registrant.
10.32	Amendment to CNH America LLC Dealer Agreement for New Holland Agricultural Equipment, dated November 14, 2007, between CNH America LLC and the registrant.
10.33

Recapitalization Agreement, dated effective August 16, 2007, among the registrant, David J. Meyer, C.I. Farm Power, Inc., Peter Christianson, Adam Smith Growth Partners, L.P., Adam Smith Companies, LLC, Tony J. Christianson, Adam Smith Activist Fund, LLC, David Christianson and Earl Christianson.

10.34	Form of Director and Officer Indemnification Agreement.
10.35	Agreement, dated July 17, 2007, between Cherry Tree Securities, LLC and the registrant.
23.1***	Consent of Eide Bailly LLP.
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).
24.1***	Power of Attorney.

*                    To be filed by amendment.

**             Indicates management contract or compensatory plan or arrangement.

***      Previously filed.